UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 23, 2022

Fluidigm Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34180	77-0513190
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Tower Place, Suite 2000, South San Francisco, California 94080

(Address of principal executive offices) (Zip Code)

(650) 266-6000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	FLDM	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Casdin and Viking Loan Agreement

On January 23, 2022, Fluidigm Corporation (the “Company”) entered into (i) a Loan Agreement, dated and effective as of January 23, 2022, among the lenders party thereto affiliated with Casdin Private Growth Equity Fund II, L.P. and the Company (the “Casdin Loan Agreement”) and (ii) a Loan Agreement, dated and effective as of January 23, 2022, among the lenders party thereto affiliated with Viking Global Investors LP and the Company (the “Viking Loan Agreement,” and together with the Casdin Loan Agreement, the “Loan Agreements”). Each Loan Agreement provides for a $12.5 million term loan to the Company (each, a “Term Loan” and collectively, the “Term Loans”). The Term Loans were fully drawn on January 24, 2022. The Term Loans mature on the 91st calendar day after the latest maturity date of the loans borrowed under the Company’s Loan and Security Agreement, dated as of August 2, 2018 (as amended, the “SVB Loan Agreement”), with Silicon Valley Bank (the “Maturity Date”).

The proceeds of the Term Loans may be used for working capital and general corporate purposes. The Company may not prepay the Term Loans under the Loan Agreements without the consent of their respective lenders. The Term Loans are subordinated to the obligations arising under the SVB Loan Agreement.

The Term Loans bear interest (i) from and including the effective date of the Loan Agreements to but excluding March 1, 2022, at 10%, (ii) from and including March 1, 2022 to but excluding June 1, 2022, at 12%, (iii) from and including June 1, 2022 to but excluding September 1, 2022, at 14%, and (iv) from and including September 1, 2022 and thereafter, at 16%. Interest accrues daily and is payable in kind by adding the accrued interest to the outstanding principal amount on the last date of each month. Principal, together with accrued and unpaid interest, is due on the Maturity Date.

Upon the issuance of the Series B Preferred Stock (as defined below) pursuant to the Purchase Agreements (as defined below), the Term Loans will be automatically converted into a number of shares of Series B-1 Preferred Stock (as defined below) or Series B-2 Preferred Stock (as defined below), in accordance with the terms of the Casdin Loan Agreement or the Viking Loan Agreement, as applicable, equal to (i) the outstanding principal amount of the applicable Term Loan (including any interest added to the original principal amount thereof) plus accrued and unpaid interest on the Term Loans divided by $1,000 multiplied by (ii) the Conversion Price (as defined in the Certificates of Designations (as defined below) for the Series B Preferred Stock) divided by $2.84. If the Series B Preferred Stock is not approved for issuance at a stockholder meeting or the Purchase Agreements are terminated, then the Term Loans will become convertible, at each lender’s option, into common stock, par value $0.001 per share, of the Company (the “Common Stock”) at an initial conversion rate of 352.1126 shares of Common Stock per $1,000 of conversion amount, subject to the cap set forth in the Loan Agreements. The conversion rate is subject to customary adjustments as set forth in the Loan Agreements.

The Loan Agreements contain customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Loan Agreements contain customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make certain restricted payments and sell assets, in each case subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders under each Loan Agreement may declare all outstanding principal and accrued and unpaid interest under such Loan Agreement immediately due and payable and may exercise the other rights and remedies provided for under such Loan Agreement. The events of default under the Loan Agreements include, subject to grace periods in certain instances, payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company, the occurrence of a Material Adverse Change (as defined in the Loan Agreements) and certain bankruptcy and insolvency events with respect to the Company and its subsidiaries.

The description of the Loan Agreements contained herein is qualified in its entirety by reference to the text of each of the Loan Agreements, which are attached as Exhibits 10.1 and 10.2, respectively, hereto, and incorporated herein by reference.

Series B-1 and B-2 Convertible Preferred Stock Purchase Agreements

Also on January 23, 2022, the Company entered into separate Series B Convertible Preferred Stock Purchase Agreements (together, the “Purchase Agreements” and the transactions contemplated by the Purchase Agreements, together, the “Preferred Equity Transactions”) with each of Casdin Private Growth Equity Fund II, L.P. and Casdin Partners Master Fund, L.P. (collectively, “Casdin”) and Viking Global Opportunities Illiquid Investments Sub-Master LP and Viking Global Opportunities Drawdown (Aggregator) LP (collectively, “Viking” and, together with Casdin, the “Purchasers”), pursuant to which, among other things, at the closing of the Preferred Equity Transactions (the “Closing”), and on the terms and subject to the conditions set forth therein, the Company will issue and sell in a private placement (a) to Casdin 112,500 shares of the Company’s newly designated Series B-1 Convertible Preferred Stock, par value $0.001 per share (“Series B-1 Preferred Stock”) in exchange for $112.5 million, and (b) to Viking, 112,500 shares of the Company’s newly designated Series B-2 Convertible Preferred Stock, par value $0.001 per share (“Series B-2 Preferred Stock” and, together with the Series B-1 Preferred Stock, the “Series B Preferred Stock”) in exchange for $112.5 million (collectively, the “Aggregate Purchase Price”). The Series B Preferred Stock to be purchased by Casdin and Viking pursuant to the Purchase Agreements is in addition to any Series B Preferred Stock to be issued upon conversion of outstanding amounts under the Loan Agreements. The proceeds of the Preferred Equity Transactions will be used by the Company for expenses related to the Preferred Equity Transactions, as well as working capital, general corporate purposes and potential future merger and acquisition opportunities that the Company may identify from time to time.

The board of directors of the Company (the “Board”) has (a) determined that it is in the best interests of the Company and its stockholders that the Company enter into the Purchase Agreements and consummate the Preferred Equity Transactions and the other transactions contemplated thereby on the terms and subject to the conditions set forth therein, (b) approved and declared advisable the Purchase Agreements, the Preferred Equity Transactions and the other transactions contemplated thereby on the terms and subject to the conditions set forth therein, (c) resolved to recommend that the Company’s stockholders approve the issuance of the Series B Preferred Stock in connection with the Preferred Equity Transactions and adopt the Certificates of Designations and (d) directed that the Preferred Equity Transactions be submitted to the Company’s stockholders for approval.

Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Purchase Agreements.

The Closing is subject to customary mutual closing conditions, including approval by the Company’s stockholders of the issuance of the Series B Preferred Stock in connection with the Preferred Equity Transactions. Each Preferred Equity Transaction is conditioned on the substantially contemporaneous consummation of the other Preferred Equity Transaction.

While the Purchase Agreements are in effect, there are various restrictions on the Company’s ability to solicit or entertain alternative transactions, whether in lieu of the Preferred Equity Transactions or otherwise.

The Purchase Agreements contain customary termination rights for the Company and each of the Purchasers, including by: (a) mutual written agreement of the applicable Purchaser and the Company; (b) the applicable Purchaser or the Company in the event of a permanent legal restraint prohibiting the Preferred Equity Transactions; (c) the applicable Purchaser or the Company if the Closing has not occurred by June 30, 2022; (d) the applicable Purchaser or the Company if the Company fails to obtain the approval of the Preferred Equity Transactions by its stockholders; (e) the applicable Purchaser if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the applicable Purchase Agreement, which breach or failure to perform would result in a failure of a closing condition, subject to cure rights; (f) the applicable Purchaser if at any time the Board has effected a Company Board Recommendation Change (as defined in, and subject to, the Purchase Agreements); (g) the Company if the applicable Purchaser has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in the applicable Purchase Agreement, which breach or failure to perform would result in a failure of a closing condition, subject to cure rights; and (h) by the applicable Purchaser if the other Purchase Agreement has been terminated.

Generally speaking, the Company will be required to reimburse each Purchaser for an amount not to exceed $1,250,000 for each Purchaser’s documented expenses if the Purchase Agreements are terminated for any reason other than the applicable Purchaser’s breach of its Purchase Agreement. The Company will be required to pay each Purchaser a termination fee equal to $1,250,000 (for an aggregate payment to both Purchasers of $2,500,000) if the Purchase Agreements are terminated in certain circumstances; that amount may be offset against amounts paid by the Company for expense reimbursement. If a Purchase Agreement is terminated in certain circumstances and the Company subsequently effects an Acquisition Transaction (as defined in the Purchase Agreement), then the Company will owe the applicable Purchaser a termination fee of $2,500,000 (for an aggregate payment to both Purchasers of $5,000,000). If the Purchase Agreements are terminated due to the Board effecting a Company Board Recommendation Change, then the Company will owe the applicable Purchaser a termination fee of $5,000,000 (for an aggregate payment to both Purchasers of $10,000,000).

The Purchase Agreements contain customary representations and warranties from the Purchasers and the Company, and each party has agreed to certain covenants, including, among others, covenants relating to (a) the conduct of the Company’s business during the interim period between the execution of the Purchase Agreements and the Closing; (b) the use of reasonable best efforts to complete the Preferred Equity Transactions; (c) the preparation of the proxy statement and related stockholder meeting; (d) information access rights; (e) certain standstill provisions and preemptive rights and (f) the composition of the Board immediately after the Closing. The Purchase Agreements prohibit the Purchasers from transferring the Series B Preferred Stock, or Common Stock issued upon conversion of such Series B Preferred Stock, in either case without the Company’s consent for six months from the Closing, except for certain permitted transfers.

The foregoing summary of the Purchase Agreements and the transactions contemplated by the Purchase Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreements, which are attached as Exhibits 10.3 and 10.4, respectively, hereto and incorporated herein by reference.

The Loan Agreements and the Purchase Agreements each contain customary representations and warranties by the parties thereto. These representations and warranties were made solely for the benefit of the parties to such agreements and:

•	may not be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove inaccurate;

•	may have been qualified in the applicable agreement by disclosures that were made to the other party in the confidential disclosure documents;

•	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and

•	were made only as of the date of the applicable agreement or such other date as may be specified in the applicable agreement.

The Loan Agreements and the Purchase Agreements each also contain customary covenants and agreements of the parties thereto. These covenants and agreements may have been qualified in the appliable agreement by disclosures that were made in confidential disclosure document to such agreement.

Registration Rights Agreement

Also on January 23, 2022, the Company entered into a Registration Rights Agreement with the Purchasers, pursuant to which the Purchasers will have certain customary registration rights with respect to shares issuable under the Loan Agreements and the Purchase Agreements, including (i) any shares of Common Stock acquired by any Holder (as defined in the Registration Rights Agreement) pursuant to the conversion of the Series B Preferred Stock in accordance with the Certificates of Designations, (ii) Common Stock issued upon conversion of the Term Loans if no Series B Preferred Stock is issued in accordance with the Loan Agreements and (iii) any shares of Common Stock acquired by any Holder pursuant to preemptive rights under the Purchase Agreements.

The foregoing summary of the Registration Rights Agreement and the transactions contemplated by the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is filed as Exhibit 10.5, to this Form 8-K and incorporated herein by reference.

Certificates of Designations for the Series B Preferred Stock

At the Closing, the Company will file with the Secretary of State of the State of Delaware two separate Certificates of Designations for the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, respectively, establishing the powers, designations, preferences and privileges and the qualifications, limitations or restrictions of the shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock (collectively, the “Certificates of Designations”). The Certificates of Designations will become effective upon filing.

The Series B Preferred Stock will rank senior to the Common Stock, with respect to dividend rights, redemption rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Series B Preferred Stock has a liquidation preference equal to the greater of (i) the Liquidation Preference (as defined in the Certificates of Designations) and (ii) the amount per share of Series B Preferred Stock that such holder would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted all shares of Series B Preferred Stock into Common Stock pursuant to the terms of the applicable Certificate of Designations (without regard to any limitations on conversion contained therein). The holders of Series B Preferred Stock will be entitled to participate in all dividends declared on the Common Stock on an as-converted basis, on the terms and subject to the conditions set forth in the Certificates of Designations.

Subject to certain anti-dilution adjustments and limitations on conversion with respect to certain Purchasers, the Series B Preferred Stock will be convertible at the option of the holders thereof at any time into a number of shares of Common Stock equal to the Conversion Rate (as defined in the Certificates of Designations), which shall initially be 294.1176; provided that in lieu of fractional shares otherwise issuable in connection with the conversion of shares of Series B Preferred Stock, each holder will receive either (i) cash in lieu of fractional shares (if any) or (ii) one additional whole share of fully paid and nonassessable Common Stock. At any time after the fifth anniversary of the Closing, if the last reported sale price of the

Common Stock is greater than 250% of the Conversion Price as of such time for at least 20 consecutive trading days immediately preceding the date of the notice of mandatory conversion, the Company may elect to convert all of the outstanding shares of Series B Preferred Stock into shares of Common Stock.

If the Company undergoes certain change of control transactions, each holder of outstanding Series B Preferred Stock will have the option, subject to the holder’s right to convert all or a portion of the shares of Series B Preferred Stock held by such holder into Common Stock prior to such redemption, to require the Company to purchase all or a portion of such holder’s outstanding shares of Series B Preferred Stock that have not been converted into Common Stock at a purchase price per share of Series B Preferred Stock, payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B Preferred Stock, and (B) the amount of cash and/or other property that such holder would have been entitled to receive if such holder had converted such share of Series B Preferred Stock into Common Stock (“Change of Control Put”). In the event of a change of control in which the Company is anticipated to merge with another person and will not be the surviving corporation or if the Common Stock will no longer be listed on a U.S. national securities exchange, the Company will have a right to redeem, subject to the holder’s right to convert into Common Stock prior to such redemption, all of such holder’s shares of Series B Preferred Stock, or if a holder exercises the Change of Control Put in part, the remainder of such holder’s shares of Series B Preferred Stock, at a redemption price per share payable in cash, equal to the greater of (A) the Liquidation Preference of such share of Series B Preferred Stock, and (B) the amount of cash and/or other property that the holder would have received if such holder had converted such share of Series B Preferred Stock into Common Stock.

After the seventh anniversary of the Closing, subject to certain conditions, the Company may, at its option, redeem all of the outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock, payable in cash, equal to the Liquidation Preference.

The holders of shares of Series B Preferred Stock will have voting power measured in a manner related to the conversion ratio of the shares of Series B Preferred Stock and be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of equity interest of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock; provided, among other things, that to the extent the Series B-1 Preferred Stock or Series B-2 Preferred Stock held by the Casdin Parties or Viking Parties (as each term is defined the Purchase Agreements) would each, in the aggregate, represent voting rights with respect to more than 19.9% of the Common Stock (including the Series B Preferred Stock on an as-converted basis) (the “Voting Threshold”), the Casdin Parties or Viking Parties will not be permitted to exercise the voting rights with respect to any shares of Series B-1 Preferred Stock or Series B-2 Preferred Stock, as applicable, held by them in excess of the Voting Threshold and an officer of the Company shall exercise the voting rights with respect to such shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock in excess of the Voting Threshold in a neutral manner. The Certificates of Designations also provide that the holders of the Series B preferred will have separate class approval rights over certain specified actions that would affect the rights of holder of the Preferred Stock and other specified matters.

In addition, from and after the Closing of the Preferred Equity Transactions, for so long as, in each case, (a) Casdin and its Permitted Transferees (as defined in the Series B-1 Certificate of Designations) continue to beneficially own shares of Series B-1 Preferred Stock that represent at least 7.5% of the outstanding shares of Common Stock, on an as converted basis (the “Casdin Ownership Percentage”), and (b) Viking and its Permitted Transferees (as defined in the Series B-2 Certificate of Designations) continue to beneficially own shares of Series B-2 Preferred Stock that represent at least 7.5% of the outstanding shares of Common Stock, on an as converted basis (the “Viking Ownership Percentage”), on the terms and subject to the conditions set forth in the respective Certificates of Designations, the holders of a majority of the outstanding shares of Series B-1 Preferred Stock and Series B-2 Preferred Stock will each have the right to nominate for election and to elect one member to the Board (the “Series B-1 Preferred Director” and the “Series B-2 Preferred Director” and collectively, the “Series B Directors”), provided that each of Casdin’s and Viking’s nominees will be appointed at the Closing as the Series B-1 Preferred Director and Series B-2 Preferred Director, respectively. The Certificates of Designations also provide that for so long as the Casdin Ownership Percentage and the Viking Ownership Percentage continue to be met or exceeded for such series of Series B Preferred Stock, each of the Series B Directors will have certain consent rights over, among other things: (i) any increase in the number of directors on the Board beyond seven; (ii) the hiring, promotion, demotion, or termination of the Company’s Chief Executive Officer; (iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with any Related Person (as such term is defined in the Certificates of Designations), subject to certain exceptions; (iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by the Company; (v) any change in the principal business of the Company or entry by the Company into any material new line of business; and (vi) for a period of three years after the Closing, (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other person or (B) any sale, lease, license, transfer or other disposition of any assets of the Company or any of its subsidiaries, in each case, other than acquisitions or disposition of inventory or equipment in the ordinary course of business consistent with past practice, for consideration in excess of $50,000,000 in the aggregate in any six month period.

The foregoing description of the Certificates of Designations does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the substantially final forms of the Certificates of Designations, which are attached to the Purchase Agreements and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein. The securities of the Company that will be issued as part of the Preferred Equity Transactions and Loan Agreements will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The investors represented to the Company in the Purchase Agreements and the Loan Agreements that they are “accredited investors” within the meaning of Regulation D of the Securities Act.

Item 3.03.	Material Modification to Rights of Security Holders.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Resignation of Chief Executive Officer and Director

In connection with the Preferred Equity Transactions contemplated under the Purchase Agreements, Stephen Christopher Linthwaite, the Company’s President and Chief Executive Officer and a member of the Board, will resign on the terms described below. Mr. Linthwaite’s resignation did not involve any disagreement with the Company relating to the Company’s operations, policies or practices.

Transition Agreement with Stephen Christopher Linthwaite

In connection with the execution of the Purchase Agreements, the Company entered into a transition agreement and release (the “Transition Agreement”) with Mr. Linthwaite. Pursuant to the Transition Agreement, Mr. Linthwaite will continue to be employed as the Company’s President and Chief Executive Officer and serve on the Board until the earliest to occur of (i) immediately prior to the date of Closing, (ii) May 15, 2022 and (iii) such earlier date as Mr. Linthwaite and the Company mutually agree to terminate the employment relationship (the earliest date under clause (i), (ii), or (iii) is referred to as the “Linthwaite Separation Date”), or, if earlier, the date Mr. Linthwaite’s employment with the Company terminates (the period from the effective date of the Transition Agreement through the Linthwaite Separation Date, the “Transition Period”). During the Transition Period, Mr. Linthwaite will continue to be eligible for the same compensation and benefits he was eligible for prior to the Transition Period, provided that he will not participate in the Company’s 2022 bonus plan. The Company will reimburse Mr. Linthwaite’s reasonable attorneys’ fees incurred in connection with the review and negotiation of the Transition Agreement and its enclosed exhibits, up to a maximum of $8,000. The Transition Agreement includes a limited release in favor of the Company.

The Transition Agreement contemplates that, within 10 days following the Linthwaite Separation Date, subject to Mr. Linthwaite’s timely execution and non-revocation of a separation agreement and release (the “Separation Agreement”), Mr. Linthwaite will be entitled to receive the severance benefits under the Company’s 2020 Change of Control and Severance Plan (the “Severance Plan”), which are: (i) $1,190,000, less applicable withholdings, paid in equal installments over 24 months; (ii) eligibility for COBRA reimbursement for up to 12 months following the Linthwaite Separation Date; (iii) reasonable outplacement services in accordance with any applicable Company policy in effect as of the Linthwaite Separation Date, and (iv) a $200,000 lump sum payment, provided Mr. Linthwaite remains employed by the Company through the earlier of (i) the Closing and (ii) May 15, 2022, in all cases subject to the Closing. In addition, Mr. Linthwaite holds an award of restricted stock unit awards (the “2022 PSUs”) that is eligible to vest based on (i) a relative TSR performance component in the performance period ending December 31, 2022, and (ii) a time-based vesting component, and, subject to the Separation Agreement become effective, the Company will amend the 2022 PSUs to remove the time-based vesting component, such that, notwithstanding the termination of his service on the Linthwaite Separation Date, the 2022 PSUs will remain outstanding and eligible to vest to the extent of achievement of the performance component alone. The Separation Agreement also provides that the Company will assign to Mr. Linthwaite and reimburse him for payment of premiums paid by him to maintain the life insurance policy insuring his life for 30 months following the Linthwaite Separation Date. The Separation Agreement includes a general release of claims in favor of the Company and a customary mutual nondisparagement provision. If any of the severance and other benefits provided for under the Separation Agreement or otherwise payable to Mr. Linthwaite constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to excise tax under Section 4999 of the Internal Revenue Code, then the payments will be delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax, whichever results in the greater amount of after-tax benefits to Mr. Linthwaite.

The Separation Agreement also contemplates that, commencing on the Linthwaite Separation Date and continuing through November 30, 2022, Mr. Linthwaite will provide consulting services to the Company pursuant to the terms of a consulting agreement (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Linthwaite will receive a monthly fee of $25,000 during the term of the Consulting Agreement. Additionally, if Mr. Linthwaite provides services in excess of 60 hours in a month, then his monthly fee will be increased by $350 per each hour in excess of 60 hours. During the term of the Consulting Agreement, the Company will reimburse Mr. Linthwaite for reasonable expenses, and Mr. Linthwaite will vest in his outstanding Company equity awards in accordance with the terms and conditions of the awards and the Separation Agreement and Consulting Agreement.

Pursuant to the terms of the Separation Agreement and the Consulting Agreement, if the Company terminates Mr. Linthwaite’s consulting relationship prior to November 30, 2022, (i) any unpaid consulting fees that would otherwise have been paid through the first 6 months following the Linthwaite Separation Date will be due and payable, and (ii) Mr. Linthwaite’s equity awards that would otherwise vest through November 30, 2022 will vest on an accelerated basis as if he had provided services through November 30, 2022. Following the termination of his consulting relationship, Mr. Linthwaite must sign a supplemental release of claims in favor of the Company in order to continue receiving the severance and benefits provided under the Separation Agreement.

The foregoing summary of Mr. Linthwaite’s Transition Agreement and Release, Separation Agreement, and Consulting Agreement is qualified in its entirety by reference to the full text of those agreements, which is attached as Exhibit 10.6 hereto, and the terms of which are incorporated herein by reference.

Appointment of Chief Executive Officer

In connection with the Preferred Equity Transactions under the Purchase Agreements, Dr. Michael Egholm entered into an offer letter pursuant to which he will be appointed Chief Executive Officer of the Company, effective as of, and conditioned upon, the Closing of the Preferred Equity Transactions.

Michael Egholm, Ph.D., age 58, has served as the Chief Executive Officer of Standard Biotools, LLC since October 2021. He previously served as the Chief Technology Officer of Danaher Life Sciences, the life sciences arm of Danaher Corporation, a global science and technology company, from 2017 to September 2021. Prior to that, he served as President, Biopharmaceuticals at Pall Corporation, a global supplier of filtration, separations and purification products, from 2014 to 2017 and as their Chief Technology Officer from 2010 to 2014. Dr. Egholm has also served as a member of the board of directors of IsoPlexis Corporation, a publicly traded biopharmaceutical company, since 2018. Dr. Egholm is an elected member of the Royal Danish Academy of Sciences and Letters. Dr. Egholm completed his Ph.D. and Master’s degree in Chemistry at the University of Copenhagen.

Dr. Egholm has no family relationship with any member of the Board or any executive officer of the Company, and, other than the Preferred Equity Transactions described above, has not been involved in any related person transaction within the meaning of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and required to be disclosed herein.

Pursuant to Dr. Egholm’s offer letter, he will be an at-will employee of the Company. He will receive an annual base salary of $500,000, and will be eligible to receive an annual bonus with a target level of 100% of his base salary.

As a material inducement for Dr. Egholm commencing employment with the Company, promptly following the Closing of the Preferred Equity Transactions, he will receive nonqualified stock options (the “Egholm Option Award”) to purchase up to 2.8% of the outstanding shares of Common Stock at the Closing of the Preferred Equity Transactions, calculated on a fully diluted basis (such number of shares, the “Egholm Option Shares”), provided that the number of shares subject to the Egholm Option Award may be reduced as described in the paragraph below, with a per share exercise price (the “Exercise Price”) of the greater of (i) the Conversion Price or (ii) the fair market value of a share of Common Stock on the Egholm Option Award grant date (the “Grant Price”). Subject to his continued employment with the Company through the applicable vesting date, 25% of the shares subject to the Egholm Option Award will vest on the first anniversary of the vesting commencement date, and the remaining 75% of the shares subject to the Egholm Option Award will vest in equal monthly installments thereafter.

In addition, if the Exercise Price exceeds the Conversion Price, then, as a material inducement for Dr. Egholm commencing employment with the Company, promptly following the Closing of the Preferred Equity Transactions, he will receive restricted stock units (“Egholm RSU Award”), covering a number of shares of Common Stock at the Closing of the Preferred Equity Transactions equal to (i) the amount by which the Exercise Price exceeds the Conversion Price, multiplied by the number of Egholm Option Shares underlying the Egholm Option Award, divided by (ii) the Exercise Price, with such amount rounded to the nearest whole share. The shares of Common Stock underlying the Egholm RSU Award will then reduce on a share-by-share basis the number of Egholm Option Shares subject to the Egholm Option Award. Subject to his continued employment with the Company, 25% of the Egholm RSU Award (if any) will vest in equal annual installments over a four-year period, beginning on the first anniversary of the vesting commencement date.

If Dr. Egholm’s employment is terminated due to his death or “disability” (as defined in the Severance Plan), a number of unvested shares underlying the Egholm Option Award and the Egholm RSU Award (if any) that otherwise would vest during the period between the termination date and the one-year anniversary of the termination date immediately will vest.

The Egholm Option Award and Egholm RSU Award (if any) will be subject to the terms of the Company’s 2022 Inducement Equity Incentive Plan (the “Inducement Plan”) that the Company expects to adopt in connection with the Closing of the Preferred Equity Transactions and the applicable award agreement thereunder, which terms are expected to be substantially similar to the terms of the Company’s 2011 Equity Incentive Plan.

Pursuant to the terms of Dr. Egholm’s offer letter, he will be a participant in the Severance Plan, and eligible to receive benefits at the same level and subject to the same terms and conditions as described with respect to Mr. Linthwaite in our 2021 Proxy Statement and previously filed with the Securities and Exchange Commission, except that, in addition, in a “Non-COC Involuntary Termination” Dr. Egholm will be entitled to receive an additional 12 months of vesting acceleration of his Company equity awards.

On January 23, 2022, Dr. Egholm and the Company entered into an indemnification agreement for executive officers and directors.

The foregoing description of Dr. Egholm’s offer letter and indemnification agreement are qualified in their entirety by reference to the full text of his offer letter and indemnification agreement, which are attached as Exhibits 10.7 and 10.8 hereto, and the terms of which are incorporated by reference herein.

Appointment of Chief Operating Officer

In connection with the Preferred Equity Transactions under the Purchase Agreements, Mr. Hanjoon Alex Kim entered into an offer letter agreement pursuant to which he will be appointed Chief Operating Officer of the Company, effective as of, and conditioned upon, the Closing of the Preferred Equity Transactions.

Hanjoon Alex Kim, age 50, has served as the EVP and President of the Healthcare Division of Milliken & Company. He previously served as the EVP of the Growth Ventures Group of Milliken & Company the two years prior. Prior to his position, he served as the EVP of Corporate Strategy and Corporate Development of Milliken & Company. Mr. Kim had also served as the SVP of Corporate Strategy and Business Development of the Pall Corporation for three years. Prior to that, Mr. Kim had worked at the Danaher Corporation for twelve years in roles including VP of Business Development of the Water Quality Group, Corporate Director of Strategic Development and Business Unit Manager of the Motion Group. Mr. Kim received his M.B.A. from the Stanford Graduate School of Business and also has his M.S. in Mechanical Engineering from the University of Pittsburg and B.S. in Mechanical Engineering from Carnegie Mellon University.

Pursuant to Mr. Kim’s offer letter, he will be an at-will employee of the Company. He will receive an annual base salary of $400,000, and will be eligible to receive an annual bonus with a target level of 55% of his base salary.

As a material inducement for Mr. Kim commencing employment with the Company, promptly following the Closing of the Preferred Equity Transactions, he will receive nonqualified stock options (the “Kim Option Award”) to purchase up to 1% of the outstanding shares of Common Stock at the Closing of the Preferred Equity Transactions, calculated on a fully diluted basis (such number of shares, the “Kim Option Shares”), provided that the number of shares subject to the Kim Option Award may be reduced as described in the paragraph below, with an Exercise Price of the greater of (i) the Conversion Price or (ii) the Grant Price. Subject to his continued employment with the Company through the applicable vesting date, 25% of the shares subject to the Kim Option Award will vest on the first anniversary of the vesting commencement date, and the remaining 75% of the shares subject to the Kim Option Award will vest in equal monthly installments thereafter.

In addition, if the Exercise Price exceeds the Conversion Price, then, as a material inducement for Mr. Kim commencing employment with the Company, promptly following the Closing of the Preferred Equity Transactions, and subject to approval by the Committee, he will receive restricted stock units (“Kim RSU Award”), covering a number of shares of Common Stock at Closing of the Preferred Equity Transactions equal to (i) the amount by which the Exercise Price exceeds the Conversion Price, multiplied by the number of Kim Option Shares underlying the Kim Option Award divided by (ii) the Exercise Price, with such amount rounded to the nearest whole share. The shares of Common Stock underlying the Kim RSU Award will reduce on a share-by-share basis the number of Kim Option Shares subject to the Kim Option Award. Subject to his continued employment with the Company, 25% of the Kim RSU Award (if any) will vest in equal annual installments over a four-year period, beginning on the first anniversary of the vesting commencement date.

If Mr. Kim’s employment is terminated due to his death or “disability” (as defined in the Severance Plan), a number of unvested shares underlying the Kim Option Award and Kim RSU Award (if any) that otherwise would vest during the period between the termination date and the one-year anniversary of the termination date immediately will vest.

The Kim Option Award and Kim RSU Award (if any) will be subject to the terms of the Company’s Inducement Plan.

Pursuant to the terms of Mr. Kim’s offer letter, he will be a participant in the Severance Plan, and eligible to receive benefits at the same level and subject to the same terms and conditions as described with respect to our executive officers other than Mr. Linthwaite in our 2021 Proxy Statement and previously filed with the Securities and Exchange Commission, except in a “Non-COC Involuntary Termination,” Mr. Kim will be entitled to receive 12 months of vesting acceleration of his Company equity awards.

The Company expects to enter into its form of indemnification agreement for directors and executive officers with Mr. Kim, which requires the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of Mr. Kim’s offer letter is qualified in its entirety by reference to the full text of his offer letter, which is attached as Exhibit 10.9 attached hereto, and the terms of which are incorporated by reference herein.

Election of New Directors

Under the terms of the Certificates of Designations, and to the extent the Casdin Ownership Percentage (with respect to the Series B-1 Director) and Viking Ownership Percentage (with respect to the Series B-2 Director) continue to be met, the holders of a majority of the outstanding shares of Series B-1 Preferred Stock, voting separately as a single class, have the right to nominate and elect one member of the Board (the “Series B-1 Director”) and the holders of a majority of the outstanding shares of Series B-2 Preferred Stock, voting separately as a single class have the right to nominate and elect one member of the Board (the “Series B-2 Director”). The Series B-1 Director and the Series B-2 Director shall not be subject to the classified board of directors provisions of the Company’s certificate of incorporation. The Board has approved the appointment of Eli Casdin as the Series B-1 Director and Dr. Martin Madaus as the Series B-2 Director to serve as members of the Board effective as of, and conditioned upon, the Closing of the Preferred Equity Transactions.

Mr. Casdin (other than pursuant to the Casdin Loan Agreement and the Series B-1 Purchase Agreement described above) and Dr. Madaus each have not been involved in any related person transaction within the meaning of Item 404(a) of Regulation S-K promulgated under the Exchange Act and required to be disclosed herein.

The Company expects to enter into its form of indemnification agreement for directors and executive officers with Mr. Casdin and Dr. Madaus, which requires the Company to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

Departure of Directors

On January 23, 2022, Stephen Christopher Linthwaite, Ana K. Stankovic and Nicolas M. Barthelemy each notified the Company of their decision to step down from the Board, effective as of, and condition upon, the Closing, or with respect to Mr. Linthwaite, as of such time as described above. Each of Mr. Linthwaite’s, Dr. Stankovic’s and Mr. Barthelemy’s decision to step down did not involve any disagreement with the Company relating to the Company’s operations, policies or practices.

Retention Program

On January 23, 2022, the Board approved a retention compensation program for certain of our named executive officers, and certain other members of our executive leadership team. The retention program provides for a lump sum cash payment if the named executive officer remains employed with us through December 31, 2022. The cash payment is $293,877 in the case of Vikram Jog, $279,685 in the case of Colin McCracken, $263,640 in the case of Brad Kreger, and $268,421 in the case of Nicholas Khadder. If the employment with the Company of a participant in the retention program terminates for any reason prior to December 31, 2022, then he or she will forfeit any rights to the cash payment.

Additionally, the retention compensation program provides that, in the event that the employment with the Company of a participant in the retention compensation program is terminated by the Company without “cause” (excluding by reason of death or “disability”) (as defined in the Severance Plan) (such a termination, a “Qualifying Termination”) on or prior to January 15, 2023, the Company will amend such participant’s award of restricted stock unit awards that are eligible to vest based on (i) a relative TSR performance component in the performance period ending December 31, 2022, and (ii) a time-based vesting component to remove the time-based vesting component, such that, notwithstanding the termination of his service on or prior to January 15, 2023, such award will remain outstanding and eligible to vest to the extent of achievement of the performance component alone. Each of Messrs. Jog, McCracken, and Kreger hold this type of award.

Additionally, the Company granted each of Messrs. Jog, Khadder, Kreger, and McCracken an award of restricted stock units covering 50,000 shares of the Company’s common stock (the “Retention RSUs”). The Retention RSUs will be subject to the terms of our 2011 Equity Incentive Plan, as amended, and restricted stock unit award agreement thereunder. The Retention RSUs will be scheduled to vest on February 20, 2023 (the “Vesting Date”), subject to the individual’s continued employment with the Company through that date. If the employment with the Company of a participant in the retention program is terminated in a Qualifying Termination prior to the Vesting Date, the Retention RSUs will become fully vested as of the termination date. If the participant’s employment with the Company terminates for any reason other than a Qualifying Termination prior to the Vesting Date, then he or she forfeit any rights to the Retention RSUs.

The receipt of any termination benefits described in the retention program is conditioned upon the participant timely signing and not revoking a separation and release of claims agreement in substantially the form attached to the Severance Plan.

The foregoing description of the retention program is qualified in its entirety by reference to the full text of the substantially final form of the retention letter, which is attached as Exhibit 10.10 hereto, and the terms of which are incorporated by reference herein.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws, Change in Fiscal Year.

To create each of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock that will be issued as part of the Preferred Equity Transactions and Loan Agreements, the Company will execute and file a Certificate of Designations with respect to each such series. The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01.	Other Events.

On January 24, 2022, the Company issued a press release announcing the execution of the Purchase Agreements and the funding of the Term Loans. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Series B-1 Loan Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Casdin Partners Master Fund, L.P., and Casdin Private Growth Equity Fund II, L.P.

10.2	Series B-2 Loan Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP.

10.3	Series B-1 Convertible Preferred Stock Purchase Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Casdin Private Growth Equity Fund II, L.P., and Casdin Partners Master Fund, L.P.

10.4	Series B-2 Convertible Preferred Stock Purchase Agreement, dated as of January 23, 2022, by and among Fluidigm Corporation, Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP.

10.5	Registration Rights Agreement, dated as of January 23, 2022, by and between Fluidigm Corporation, Casdin Private Growth Equity Fund II, L.P., Casdin Partners Master Fund, L.P., Viking Global Opportunities Illiquid Investments Sub-Master LP, and Viking Global Opportunities Drawdown (Aggregator) LP.

10.6	Stephen Christopher Linthwaite Transition Agreement and Release.

10.7	Michael Egholm Offer Letter.

10.8	Indemnification Agreement, dated January 23, 2022, by and between Fluidigm Corporation and Michael Egholm.

10.9	Hanjoon Alex Kim Offer Letter.

10.10	Form of Retention Letter.

99.1	Fluidigm Corporation Press Release dated January 24, 2022.

104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLUIDIGM CORPORATION

Date: January 24, 2022	By:	/s/ Nicholas Khadder
Nicholas Khadder
Senior Vice President, General Counsel, and Secretary